FOR IMMEDIATE RELEASE

VAN BUREN, ARKANSAS October 18, 2007

USA Truck, Inc. (NASDAQ: USAK) today announced base revenue of $99.3 million for the third quarter ended September 30, 2007, an increase of 2.7% from $96.7 million for the same quarter of 2006. Net income decreased 99.5% from $3.4 million for the quarter ended September 30, 2006 to $16 thousand for the same quarter of 2007. Diluted earnings per share decreased from $0.30 for the quarter ended September 30, 2006 to $0.00 for the same quarter of 2007.

Base revenue increased 0.8% from $293.1 million for the nine months ended September 30, 2006 to $295.5 million for the same period of 2007. Net income decreased 84.7% from $11.2 million for the nine months ended September 30, 2006 to $1.7 million for the same period of 2007. Diluted earnings per share decreased 83.5% from $0.97 for the nine months ended September 30, 2006 to $0.16 for the same period of 2007.

In comparing the financial results of the three months ended September 30, 2007 to the comparable period of 2006, Cliff Beckham, President and CEO, made the following statement:

“The current freight environment continues as one of the most challenging we have ever seen. For the second consecutive year, we have experienced virtually no fall peak shipping season. That soft freight demand, an adverse jury verdict in a contract dispute and high fuel prices were the dominant influences on our earnings during the quarter.

“Our base revenue increased 2.7%. Trucking revenue increased 2.5% as our average tractor count grew by 2.3% (but actually declined slightly sequentially from the second quarter). Our increased focus on non-asset based services bore fruit as USA Logistics revenue, particularly our Strategic Capacity Solutions division (Freight Brokerage), increased 13.0%.

“Competitive pressures eroded our base revenue for the quarter by almost $0.03 per loaded mile (2.0%), and base revenue per total mile decreased approximately $0.04 (2.9%) as our empty mile factor (historically a strong indicator of freight availability) increased by 0.87 percentage points. We expect pricing and freight availability to remain competitive in the near-term due to the continued over-capacity of tractors in the industry relative to freight demand.

“Despite the current freight conditions, we continue to focus our efforts on the fundamentals of our business with some signs of progress. In particular, our driver turnover improved by nearly 45 percentage points year-over-year. The dramatic improvement in driver turnover over the past year has contributed significantly to fewer unmanned tractors (2.5 percentage point improvement for the quarter) and has translated into more miles per tractor per week (3.4% increase for the quarter). Combined with slower fleet growth, the driver turnover improvements yielded a 27.1% decline in driver recruiting costs, or over 100 basis points in margin.

“While those improvements contributed to the efficiency of our operations, they were offset by the soft freight demand and cost pressures:

•	Fuel and fuel tax expense, excluding fuel surcharge revenue, increased 130 basis points due largely to a higher national average price for diesel fuel; and
•

In early August, a jury returned an unfavorable verdict in a litigated contract dispute. The jury held that USA Truck breached a contract and awarded the plaintiff damages of approximately $3.0 million (300 basis points). During the fourth quarter, we expect the court to determine any additional amounts that we may owe in pre-judgment interest and legal fees. The Company is currently considering all of its available options in regard to the jury’s verdict. This verdict had a negative impact on third quarter diluted earnings per share of approximately $0.17. Without that impact, our operations would have produced improved diluted earnings per share sequentially compared to the second quarter. That is something with which we are pleased given the challenging market conditions.

“Our restructured safety department’s emphasis on safety awareness, training and accident prevention is showing signs of progress. While our accident frequencies remain elevated year-over-year, we have experienced a sequential reduction in accident frequency each quarter this year. We are executing a detailed, data-driven plan to bring down our accident frequencies long-term. An example of our efforts can be found in the frequency of our rollover accidents. During the first two quarters this year, our fleet of approximately 2,600 tractors experienced 24 of these expensive accidents (one every 7.5 days). During July, we implemented a Company-wide training and awareness campaign targeting rollovers. During the third quarter, with the same approximate number of tractors, we only experienced four rollovers (one every 22.5 days). Our safety effort is much broader than just rollovers, but that performance gives us confidence that our efforts, which we call the “war on accidents” internally, will yield tangible, long-term results.

“We have also made progress toward the long-term strategies that we implemented in the fourth quarter of 2006, which basically shift our focus from revenue growth to improving financial returns. Specifically, we have repurchased approximately 934,000 shares of our common stock year-to-date, we have slowed our fleet growth to essentially flat sequentially compared to the second quarter and 2.3% year-over-year, we have increased our revenue yield (revenue per truck per week) 0.2% year-over-year despite economic conditions, and on a year-over-year basis we have grown our non-asset based service revenue by 13.0% and more than doubled the size of our owner-operator fleet. These signs of progress represent only a small step toward achieving our long-term objectives set forth in our 2006 Annual Report on Form 10-K.

“During the fourth quarter, we will continue to focus on fundamentals, develop our 2008 operating plan and work diligently to remove costs from our system by improving operating efficiency.”

The following table summarizes the earnings information of USA Truck, Inc. (“Company”) and sets forth the percentage relationship of certain items to base revenue for the three-month periods indicated:

(in thousands, except percentage data (1) and per share amounts)
	Three Months Ended September 30,
	2007		2006
Revenue:
Trucking revenue (2)	$96,930		$94,558
USA Logistics revenue (3)	2,418		2,139
Base revenue	99,348	100.0%	96,697	100.0%
Fuel surcharge revenue	23,395		23,105
Total revenue	122,743		119,802
Operating expenses and costs:
Salaries, wages and employee benefits	39,948	40.3	38,804	40.1
Fuel and fuel taxes (4)	39,366	16.1	37,449	14.8
Depreciation and amortization	12,464	12.5	11,798	12.2
Insurance and claims	7,376	7.5	7,266	7.5
Operations and maintenance	6,579	6.6	5,489	5.7
Purchased transportation	4,903	4.9	3,447	3.6
Litigation verdict	2,967	3.0	--	--
Operating taxes and licenses	1,522	1.5	1,588	1.7
Communications and utilities	933	0.9	857	0.9
Loss (gain) on disposal of property and equipment, net	11	--	(71)	(0.1)
Other	4,639	4.7	5,695	5.9
Total operating expenses	120,708	98.0	112,322	92.3
Operating income	2,035	2.0	7,480	7.7
Other expenses (income):
Interest expense	1,285	1.2	1,065	1.0
Other, net	(35)	--	(30)	--
Total other expenses, net	1,250	1.2	1,035	1.0
Income before income taxes	785	0.8	6,445	6.7
Income tax expense	769	0.8	3,030	3.2
Net income	$16	--%	$3,415	3.5%
Per share information:
Average shares outstanding (Basic)	10,429		11,389
Basic earnings per share	$--		$0.30
Average shares outstanding (Diluted)	10,535		11,558
Diluted earnings per share	$--		$0.30

The following tables include key operating statistics for the three-month periods indicated:

Trucking Operations

	Three Months Ended September 30, 2007
	General Freight	Regional Freight	Dedicated Freight	Total Trucking
Total miles (in thousands) (5)	62,283	8,581	5,102	75,966
Empty mile factor (6)	10.7%	15.2%	1.6%	10.6%
Base Trucking revenue per loaded mile	$1.42	$1.53	$1.36	$1.43
Average number of tractors (7)	2,065	334	182	2,581
Average miles per tractor per period	30,161	25,692	28,031	29,433
Average miles per tractor per week	2,394	2,039	2,225	2,336
Average miles per trip (8)	903	503	472	783
Average unmanned tractor percentage (9)	2.5%	4.3%	2.8%	2.8%
Base Trucking revenue per truck per week	$3,035	$2,647	$2,977	$2,981

	Three Months Ended September 30, 2006
	General Freight	Regional Freight	Dedicated Freight	Total Trucking
Total miles (in thousands) (5)	59,510	5,886	6,388	71,784
Empty mile factor (6)	10.0%	13.1%	3.6%	9.7%
Base Trucking revenue per loaded mile	$1.46	$1.56	$1.41	$1.46
Average number of tractors (7)	2,041	224	257	2,522
Average miles per tractor per period	29,157	26,278	24,857	28,463
Average miles per tractor per week	2,314	2,086	1,973	2,259
Average miles per trip (8)	951	534	549	841
Average unmanned tractor percentage (9)	4.9%	4.5%	9.4%	5.3%
Base Trucking revenue per truck per week	$3,028	$2,832	$2,682	$2,976

(1)	Percentages are presented in relationship to base revenue.
(2)

Trucking revenue includes base revenue generated from services using Company-owned or owner-operator tractors. Specifically, it includes base revenue from our General Freight, Regional Freight and Dedicated Freight divisions.

(3)

USA Logistics revenue includes base revenue generated from non-asset based services. Specifically, it includes base revenue from our Strategic Capacity Solutions (Freight Brokerage) and Third Party Logistics divisions.

(4)	Fuel and fuel taxes as a percentage of base revenue is calculated by subtracting fuel surcharge revenue from fuel and fuel taxes expense and dividing that amount by base revenue.
(5)	Total miles include both loaded and empty miles.
(6)	The empty mile factor is the number of miles traveled for which we are not typically compensated by any customer as a percentage of total miles traveled.
(7)	Average number of tractors includes Company-operated tractors plus owner-operator tractors.
(8)	Average miles per trip is based upon loaded miles divided by the number of Trucking shipments.
(9)	Average unmanned tractor percentage is the weighted average percentage of Company-operated tractors to which a driver is not assigned.

The following table summarizes the earnings information of the Company and sets forth the percentage relationship of certain items to base revenue for the nine-month periods indicated:

(in thousands, except percentage data (1) and per share amounts)
	Nine Months Ended September 30,
	2007		2006
Revenue:
Trucking revenue (2)	$288,368		$280,782
USA Logistics revenue (3)	7,140		12,326
Base revenue	295,508	100.0%	293,108	100.0%
Fuel surcharge revenue	64,075		62,843
Total revenue	359,583		355,951
Operating expenses and costs:
Salaries, wages and employee benefits	122,269	41.4	114,793	39.2
Fuel and fuel taxes (4)	110,612	15.7	106,752	15.0
Depreciation and amortization	36,572	12.4	34,611	11.8
Insurance and claims	23,584	8.0	19,885	6.8
Operations and maintenance	19,127	6.5	16,296	5.5
Purchased transportation	13,528	4.5	16,234	5.5
Litigation verdict	2,967	1.0	--	--
Operating taxes and licenses	4,768	1.6	4,901	1.7
Communications and utilities	2,824	1.0	2,523	0.9
Gain on disposal of property and equipment, net	(303)	(0.1)	(498)	(0.2)
Other	14,678	5.0	16,558	5.6
Total operating expenses	350,626	97.0	332,055	91.8
Operating income	8,957	3.0	23,896	8.2
Other expenses (income):
Interest expense	3,886	1.3	3,093	1.1
Other, net	22	--	(92)	--
Total other expenses, net	3,908	1.3	3,001	1.1
Income before income taxes	5,049	1.7	20,895	7.1
Income tax expense	3,333	1.1	9,673	3.3
Net income	$1,716	0.6%	$11,222	3.8%
Per share information:
Average shares outstanding (Basic)	10,690		11,373
Basic earnings per share	$0.16		$0.99
Average shares outstanding (Diluted)	10,804		11,595
Diluted earnings per share	$0.16		$0.97

The following tables include key operating statistics for the nine-month periods indicated:

Trucking Operations

	Nine Months Ended September 30, 2007
	General Freight	Regional Freight	Dedicated Freight	Total Trucking
Total miles (in thousands) (5)	184,227	24,818	17,421	226,466
Empty mile factor (6)	11.2%	15.6%	2.3%	11.0%
Base Trucking revenue per loaded mile	$1.42	$1.55	$1.35	$1.43
Average number of tractors (7)	2,048	325	201	2,574
Average miles per tractor per period	89,955	76,363	86,670	87,982
Average miles per tractor per week	2,367	2,010	2,281	2,315
Average miles per trip (8)	911	496	496	787
Average unmanned tractor percentage (9)	2.7%	4.4%	3.5%	3.0%
Base Trucking revenue per truck per week	$2,992	$2,629	$3,016	$2,948

	Nine Months Ended September 30, 2006
	General Freight	Regional Freight	Dedicated Freight	Total Trucking
Total miles (in thousands) (5)	180,671	16,607	19,173	216,451
Empty mile factor (6)	10.1%	13.0%	3.9%	9.7%
Base Trucking revenue per loaded mile	$1.44	$1.54	$1.36	$1.44
Average number of tractors (7)	2,052	212	229	2,493
Average miles per tractor per period	88,046	78,336	83,725	86,823
Average miles per tractor per week	2,317	2,061	2,203	2,285
Average miles per trip (8)	941	544	578	845
Average unmanned tractor percentage (9)	3.9%	6.2%	9.7%	4.6%
Base Trucking revenue per truck per week	$2,994	$2,761	$2,886	$2,964

(1)	Percentages are presented in relationship to base revenue.
(2)

Trucking revenue includes base revenue generated from services using Company-owned or owner-operator tractors. Specifically, it includes base revenue from our General Freight, Regional Freight and Dedicated Freight divisions.

(3)

USA Logistics revenue includes base revenue generated from non-asset based services. Specifically, it includes base revenue from our Strategic Capacity Solutions (Freight Brokerage) and Third Party Logistics divisions.

(4)	Fuel and fuel taxes as a percentage of base revenue is calculated by subtracting fuel surcharge revenue from fuel and fuel taxes expense and dividing that amount by base revenue.
(5)	Total miles include both loaded and empty miles.
(6)	The empty mile factor is the number of miles traveled for which we are not typically compensated by any customer as a percentage of total miles traveled.
(7)	Average number of tractors includes Company-operated tractors plus owner-operator tractors.
(8)	Average miles per trip is based upon loaded miles divided by the number of Trucking shipments.
(9)	Average unmanned tractor percentage is the weighted average percentage of Company-operated tractors to which a driver is not assigned.

Selected Balance Sheet Data:
	(in thousands, except percentage data)
	September 30,	December 31,
	2007	2006
Total assets	$333,132	$339,494
Total equity	146,982	159,558
Total debt, including current maturities	87,783	95,406
Debt to total capitalization ratio (1)	37.4%	37.4%

(1)	Total capitalization equals total equity plus total debt, including current maturities.

This press release contains forward-looking statements and information that are based on our current beliefs and expectations and assumptions we have made based upon information currently available. Forward-looking statements include statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources, and may be identified by words such as “will,” “could,” “should,” “may,” “believe,” “expect,” “intend,” “plan,” “schedule,” “estimate,” “project” and similar expressions. These statements are based on current expectations and are subject to uncertainty and change. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will be realized. If one or more of the risks or uncertainties underlying such expectations materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. Among other things, we cannot assure you that we will be able to continue the recent positive trends identified in this press release such as the improvements in our driver turnover, miles per tractor per week or safety performance. Among the key factors that are not within our control and that have a direct bearing on operating results are increases in fuel prices, adverse weather conditions, increased regulatory burdens and the impact of increased rate competition. Our results have also been, and will continue to be, significantly affected by fluctuations in general economic conditions, as our tractor utilization is directly related to the business levels of our customers in a variety of industries. In addition, shortages of qualified drivers and intense or increased competition for drivers have adversely impacted our operating results and our ability to grow and will continue to do so. Results for any specific period could also be affected by various unforeseen events, such as unusual levels of equipment failure or vehicle accident claims. Additional risks associated with our operations are discussed in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2006, and our quarterly reports on Form 10-Q.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a dry van truckload carrier transporting general commodities via our General, Regional and Dedicated Freight divisions. We transport commodities throughout the continental United States and into and out of portions of Canada. We also transport general commodities into and out of Mexico by allowing through-trailer service from our terminal in Laredo, Texas. Our Third Party Logistics and Strategic Capacity Solutions (Freight Brokerage) divisions provide customized transportation solutions using our technology and multiple modes of transportation including our assets and the assets of our partner carriers.

This press release and related information will be available to interested parties at our web site, http://www.usa-truck.com under the “Financial Data” tab of the “Investor Relations” page.

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Contact: CLIFF BECKHAM, President and Chief Executive Officer - (479) 471-2633